Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Reynolds American Inc.:

We consent to the use of our reports dated February 9, 2017 with respect to the consolidated balance sheet of Reynolds American Inc. as of December 31, 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2016, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3.

/s/ KPMG LLP

Greensboro, North Carolina

March 27, 2020